SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 7, 2007

DEXTERITY SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20532	74-2559866
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South Johnstone Ave, Suite 501

Bartlesville, Oklahoma 74003

(Address of principal executive offices, including zip code)

(214) 432-8295

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 5, 2007, Randall K. Boatright voluntarily resigned as the Director, President, and Chief Executive Officer.

On November 5, 2007, the Dexterity Surgical, Inc. Board of Directors elected Mr. James Ditanna to serve as a Director, President, Chairman of the Board, and as Secretary/Treasurer of the Corporation to fill the vacancy in the Board of Directors of the Corporation created by the resignation of Randall K. Boatright and for the unexpired portion of his term.

Mr. Ditanna is a graduate of Drexel University, Philadelphia, Pennsylvania, receiving a Bachelor of Science degree in Business Administration with an accounting and taxation major.  Mr. Ditanna graduated from the University of Pennsylvania with dual masters degrees (MBA/MGA) magna cum laude.  Mr. Ditanna is also affiliated with the American Financial International Group, which has offices throughout the United States and in London, England.  Mr. Ditanna was Chief Financial Officer of Nexmed, Inc., a publicly traded company; a Director of Ideal Accents, Inc., a publicly traded company, he is a significant shareholder in Azur Holdings, Inc. (AZHI.OB), and is Chairman, President and sole Director of Dynasty Energy Resources, Inc.

The election of Mr. Ditanna was not pursuant to any arrangement or understanding between Mr. Ditanna and any third party. As of the date of this report, neither Mr. Ditanna nor his immediate family member is a party, either directly or indirectly, to any transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Ditanna will receive $5,000.00 per year as compensation.

(c) Exhibits.

None

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dexterity Surgical , Inc.

Dated: November 7, 2007

By:

/s/   James Ditanna

James Ditanna, President, CEO